Exhibit 23.4

July 17, 2018

Re: Consent of Independent Engineers

We refer to our report dated January 30, 2018 and effective December 31, 2017, evaluating the petroleum and natural gas reserves attributable to Crescent Point Energy Corp. (the “Company”) and its affiliates, which is entitled “Report on Reserves Data by Independent Qualified Reserves Evaluator or Auditor” (the “Report”).

We hereby consent to the references to our name in the Company’s registration statement on Form S-8 to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (together, the “Registration Statement”).

We also confirm that we have read the Registration Statement and that we have no reason to believe that there are any misrepresentations in the information contained therein that was derived from the Report or that is within our knowledge as a result of the services we performed in connection with such Report.

Sincerely,

SPROULE ASSOCIATES LIMITED

/s/ Richard A. Brekke
Richard A. Brekke, P.Eng.
Senior Manager, Engineering

140 Fourth Avenue SW, Suite 900 Calgary, AB, Canada T2P 3N3 Sproule.com T +1 403 294 5500 F +1 403 294 5590 TF +1 877 777 6135